Exhibit 99.1

Esterline Corporation 500 108th Avenue NE Suite 1500 Bellevue, WA 98004	Tel: 425-453-9400 Fax: 425-453-2916 www.esterline.com NYSE symbol: ESL	News

FOR IMMEDIATE RELEASE

Contact: Brian Keogh 425-453-9400

ESTERLINE REPORTS 3Q EPS OF $.61 BEFORE ONE-TIME INSURANCE RECOVERY

Net Earnings $38.8 Million, or $1.49 per Share, on $326.4 Million Sales

BELLEVUE, Wash., August 30, 2007 — Esterline Corporation (NYSE/ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fiscal 2007 third quarter (ended July 27) net earnings of $38.8 million, or $1.49 per diluted share, including $23.0 million after tax, or $.88 per share, from a previously announced insurance recovery. Sales in the third quarter of FY07 were $326.4 million, including $40.9 million from recently acquired CMC Electronics. Year-ago net earnings were $11.2 million, or $.43 per diluted share, on sales of $248.4 million.

Robert W. Cremin, Esterline CEO, characterized the quarter as “…another solid performance for Esterline, with organic sales up 15% and earnings from operations up 41% over last year.” Cremin added that on a year-over-year-basis, “…all three Esterline business segments contributed to the growth.” He also emphasized that the quarter’s performance absorbed nearly $3.4 million of acquisition-related accounting expense associated with the CMC acquisition. “We like the way the quarter came together, and more importantly, many elements are now in place for an excellent fourth quarter.” On that note, the company raised its full-year operating earnings guidance by $.05 to a range of $2.55 to $2.65 per share, excluding the insurance recovery of $.88 in the third quarter.

Regarding CMC, Cremin said that the final impact of acquisition accounting “…was booked in the third quarter, so the purchase accounting anomalies are now behind us.” He added that since the date of the acquisition, the company has reduced its term loan credit facility by $35 million, “…reflecting Esterline’s strong cash flow generation.”

Backlog at quarter end totaled $978 million. Cremin said, “…at this point, the backlog number includes only a few million dollars from such high-profile new programs as the 787, A400M or A380. What this says to me is regardless of what may or may not happen to the schedules of these platforms, we have plenty of good things happening on hundreds of other programs.”

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Page 2 of 4 — Esterline Reports 3Q07 Earnings

Consolidated gross margin in the quarter was 30.5% compared with 30.3% a year ago. The primary reason for the level margin performance was the purchase accounting effect on inventory costs associated with the acquisition of CMC. Selling, general and administrative expenses (SG&A) as a percent of sales were 17.0% in the third quarter of 2007 compared with 16.7% in the prior-year period. Cremin said, “…the company’s operations have done a good job keeping our overhead slim and a lid on our capital spending.”

Cremin noted that, “…as anticipated, research, development and engineering expense during the quarter declined to 5.2% of sales. That level compares with 6.1% last quarter and 5.8% a year ago.” He said he anticipates R&D spending to continue to decline as the 787 and A400M programs move closer to production. R&D spending in the company’s fourth fiscal quarter is anticipated to be about 5% of sales.

The insurance recovery relates to property damage and business interruption claims related to last year’s explosion at Esterline’s UK-based countermeasure flares operation. During the third quarter of fiscal 2007, the company recorded insurance recoveries of $23.0 million, net of tax of $9.9 million. Year-to-date, insurance recoveries totaled $26.1 million, net of tax of $11.2 million. The insurance recovery reimburses Esterline for damage and the loss of earnings at the affected facility. The company expects the damaged facility to be back in operation at the end of its fiscal 2008.

Interest expense for the third fiscal quarter of 2007 was $10.8 million compared with $5.6 million a year ago, reflecting increased borrowings to finance acquisitions and working capital requirements.

Year-to-date net earnings were $71.4 million, or $2.74 per diluted share, on sales of $895.9 million, compared with $37.2 million, or $1.44 per diluted share, on sales of $702.0 million last year.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks and uncertainties detailed in Esterline’s public filings with the Securities and Exchange Commission.

Page 3 of 4 — Esterline Reports 3Q07 Earnings

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three months ended		Nine months ended
	July 27, 2007	July 28, 2006	July 27, 2007	July 28, 2006
Segment Sales
Avionics & Controls	$121,512	$71,191	$305,331	$205,497
Sensors & Systems	97,418	84,672	281,732	241,319
Advanced Materials	107,446	92,535	308,837	255,186

Net Sales	326,376	248,398	895,900	702,002
Cost of Sales	226,734	173,041	622,827	483,047

	99,642	75,357	273,073	218,955
Expenses
Selling, general and administrative	55,461	41,560	148,237	118,423
Research, development and engineering	16,952	14,480	49,585	37,752

Total Expenses	72,413	56,040	197,822	156,175
Other
Other (income) expense	7	17	24	(445)
Insurance recovery	(32,857)	—	(37,314)	—

Total Other	(32,850)	17	(37,290)	(445)

Operating Earnings	60,079	19,300	112,541	63,225
Interest income	(821)	(393)	(2,110)	(2,250)
Interest expense	10,790	5,586	25,042	15,881
Loss on extinguishment of debt	—	—	—	2,156

Other Expense, Net	9,969	5,193	22,932	15,787

Income Before Income Taxes	50,110	14,107	89,609	47,438
Income Tax Expense	11,217	2,576	18,096	9,439

Income Before Minority Interest	38,893	11,531	71,513	37,999
Minority Interest	(58)	(308)	(117)	(753)

Net Earnings	$38,835	$11,223	$71,396	$37,246

Earnings Per Share:
Basic	$1.51	$.44	$2.79	$1.47
Diluted	$1.49	$.43	$2.74	$1.44

Weighted Average Number of Shares Outstanding—Basic	25,691	25,448	25,604	25,390

Weighted Average Number of Shares Outstanding—Diluted	26,139	25,867	26,022	25,809

Page 4 of 4 — Esterline Reports 3Q07 Earnings

Consolidated Balance Sheet (unaudited)

In thousands

	July 27, 2007	July 28, 2006
Assets
Current Assets
Cash and cash equivalents	$83,682	$38,642
Cash in escrow	—	4,345
Accounts receivable, net	223,157	167,766
Inventories	251,612	185,150
Income tax refundable	15,601	3,291
Deferred income tax benefits	36,893	27,275
Prepaid expenses	14,056	8,205

Total Current Assets	625,001	434,674

Property, Plant and Equipment, Net	214,550	170,641

Other Non-Current Assets
Goodwill	604,230	361,968
Intangibles, net	371,080	244,265
Debt issuance costs, net	10,691	4,638
Deferred income tax benefits	16,547	17,766
Other assets	31,372	25,691

	$1,873,471	$1,259,643

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$83,468	$68,569
Accrued liabilities	164,571	108,031
Credit facilities	28,622	5,181
Current maturities of long-term debt	10,245	4,099
Federal and foreign income taxes	7,973	2,861

Total Current Liabilities	294,879	188,741

Long-Term Liabilities
Long-term debt, net of current maturities	555,385	280,775
Deferred income taxes	120,991	73,748
Other liabilities	42,956	30,374

Commitments and Contingencies	—	—
Minority Interest	2,932	3,466

Shareholders’ Equity	856,328	682,539

	$1,873,471	$1,259,643